Lang Michener LLP
Lawyers - Patent & Trade Mark Agents

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 59649-1

EXHIBIT 5.1

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

March 12, 2008

The Board of Directors
Bark Group Inc.
Ostergade 17-19, 3. Floor
DK-1100 Copenhagen K
Denmark

Attention: Mr. Bent Helvang, Chairman

Dear Sirs:

BARK GROUP INC.

We have been requested by Bark Group Inc., a Nevada corporation (the “Company”), to render an opinion in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) dated March 12, 2008 to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering of 4,642,151 shares of the Company’s common stock (the “Shares”) by the selling shareholders named in the Registration Statement (the "Selling Shareholders”).

The Shares

The Shares are comprised of the following:

  200,000 shares of common stock issued to Maria Peceli at a price of $0.0025 per share in a private placement offering that was completed in accordance with Section 4(2) of the Securities Act on July 8, 2005 (the “July 2005 Shares”),

  1,750,000 shares of common stock that form part of the 2,800,000 shares that were issued at a price of $0.0125 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on March 31, 2006 (the “March 2006 Shares”),

  233,744 shares of common stock that were issued at a price of $0.125 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on November 1, 2006 (the “November 2006 Shares”), and

  2,458,407 shares of common stock that form part of the 12,964,548 shares of common stock issued to the former shareholders of Bark Corporation A/S (“Bark Corporation”) on February 29, 2008 in exchange for their shares of Bark Corporation in accordance with Rule 903 of Regulation S of the Securities Act (the “Bark Acquisition Shares”).

The July 2005 Shares, the March 2006 Shares, the November 2006 Shares and the Bark Acquisition Shares are referred to herein as the “Shares”.

Documents Reviewed

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement dated March 12, 2008 and the exhibits attached thereto;

  the Company’s Articles of Incorporation, as amended;

  the Company’s Bylaws, as amended;

  certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving:

  issuance of the July 2005 Shares, the March 2006 Shares and the November 2006 Shares;

  the consolidation and reverse stock-split of the Company’s shares on a one new share for two and one-half old share basis effective February 26, 2008,

  the acquisition of Bark Corporation and the issuance of the Bark Acquisition Shares in consideration for all of the of all of the issued and outstanding shares of Bark Corporation effective February 29, 2008, agreements entered into with the Company providing for the issuance of the Shares, including:

  the subscription agreements for the issuance of the July 2005 Shares, the March 2006 Shares and the November 2006 Shares; and

  the share purchase agreement between the principal shareholders of Bark Corporation pursuant to which the majority of the Bark Acquisition Shares were issued in exchange for the acquisition the majority of the issued and outstanding shares of Bark Corporation;

  an Officer’s Certificate signed by Maria Peceli, former president of the Company dated February 29, 2008,

  an Officer’s Certificate signed by Bent Helvang, a director and Chairman of the Company dated March 12, 2008,

  the legal opinion of Holst, Law Firm dated February 29, 2008 confirming the legal and valid transfer of the shares of Bark Corporation to the Company, and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

  we have assumed:

  the genuineness of all signatures on documents examined by us,

  the authenticity of all documents submitted to us as originals,

  the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

  we have assumed that each of the statements made and certified in the Officer’s Certificates was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

Opinion

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Consent

We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

LANG MICHENER LLP

per: /s/ Michael H. Taylor

Michael H. Taylor*

*Member of the Nevada State Bar

MHT/jl
Encl.